Exhibit 99.3
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (this “Amendment”), dated as of the 19th day of November, 2008, is entered into by and between CPNO Services, L.P. (“Employer”) and John A. Raber (“Employee”). Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Employment Agreement (as defined below).
     WHEREAS, Employee and Employer entered into the Employment Agreement dated as of August 1, 2005 (the “Employment Agreement”);
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) has made it necessary to amend the Employment Agreement in certain respects and, in connection therewith, Employee and Employer desire to enter into this Amendment;
     NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:
     1. The following provisions shall be added at the end of Section 4.2 of the Employment Agreement:
“Any bonus earned by Employee pursuant to this Section 4.2 will be paid no later than March 15th following the end of the calendar year to which it relates”.
     2. The following provisions shall be added at the end of Section 5.2 of the Employment Agreement:
“Any severance payment pursuant to this Section 5.2 shall be paid promptly following the effective date of the termination of Employee’s employment but in no event later than two and one-half months following the end of the calendar year in which such termination occurred.”

     3. The first two sentences of Section 5.3 of the Employment Agreement shall be deleted and the following shall be substituted therefor:
“In the event Employee is terminated on or within one year following a Change of Control of ScissorTail or a Change of Control of Company for reasons other than those set forth in Section 5.1(a), Employee shall be entitled to a severance payment as set forth in Section 5.2, which payment shall be made promptly following the effective date of the termination of Employee’s employment but in no event later than two and one-half months following the end of the calendar year in which such termination occurred. In addition, pursuant to the terms of the LTIP and the applicable awards, upon a Change of Control of Company or a Change of Control of Scissortail, all outstanding awards (including, without limitation, those specified in Section 4.3 above) shall automatically vest or become exercisable, as the case may be; provided, however, that with respect to any such award that constitutes deferred compensation within the meaning of Section 409A of the Code, the timing of payment of such award shall not be accelerated unless the Change of Control constitutes a 409A Change of Control.”
     4. The following definition shall be added to the end of Section 5.3 of the Employment Agreement:
“409A Change of Control’ shall mean the occurrence of a change of control event (as defined in Treasury regulation section 1.409A-3(i)(5)) with respect to the Company.”
     5. The Employment Agreement shall be revised to add the following new Section 16:
     “16. Application of Section 409A of the Internal Revenue Code.
     (a) Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein or pursuant to any other agreement or plan of the Company to which Employee is entitled to any payment or benefit would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) if the Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. For purposes of this Agreement, “Section 409A Payment Date” shall mean the earlier of (1) the date of the Employee’s death or (2) the date which is six months after the date of termination of the Employee’s employment with the Company. Employee hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.
     (b) Separation from Service. For purposes of this Agreement, references Employee’s termination of employment will be interpreted consistently with the term “separation from service” within the meaning of Section 409A of the Code.
     (c) References to Section 409A. References in this Agreement to Section 409A of the Code include both that section of the Code itself and any regulations and authoritative guidance promulgated thereunder.”
     6. This Amendment may be executed in two or more counterparts each of which shall be deemed an original but which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

CPNO SERVICES, L.P.
By: CPNO Services GP, L.L.C., general partner

By:	/s/ John R. Eckel, Jr.
Name:	John R. Eckel, Jr.
Title:	Chairman of the Board and Chief Executive Officer

/s/ John A. Raber

JOHN A. RABER

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